PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

(“Agreement”) is made and entered into by and between THE DAVID R. WILSON REVOCABLE TRUST DATED JANUARY 26 1994 (“Seller”), and SAN JOAQUIN BANK

(“Buyer”). This Agreement shall be effective as of December 21, 2006 (“Effective Date”), provided Buyer and Seller deliver executed counterparts of this Agreement to one another and to the Escrow Holder, and provided Escrow Holder accepts this Agreement in writing by delivering a copy of its executed signature page to both Buyer and Seller.

     NOW, THEREFORE, IN CONSIDERATION of the mutual agreements herein set forth, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I PURCHASE AND SALE

     Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

     1.1 Land. That certain real property (the “Land”) consisting of a portion of the land included in Lots 3 and 4 of Line Adjustment No. 05-0920, per the Certificate of Compliance recorded as Instrument No. 0206015103 dated December 1, 2005, in the Official Records of the Kern County Recorder’s Office, and substantially as depicted as proposed “Lot 1” in the attached Exhibit A. The Land is located at the northeast corner of Panama Lane and Stine Road, in the City of Bakersfield, County of Kern, State of California, and is approximately 57,000 square feet in size. The actual size of the Land shall be determined prior to the Close of Escrow by a survey (the “Survey”) prepared by a licensed engineer retained by Seller at its own expense.

     1.2 Appurtenances. All rights, privileges and easements, if any, owned by Seller and appurtenant to and for the benefit of the Land (all of which are collectively referred to as the “Appurtenances”).

     1.3 Improvements. All of Seller’s right, title and interest in and to all of the existing buildings, structures and other improvements and fixtures, if any, located on the Land at the Closing (as defined in Section 7.2) (the “Improvements”).

     1.4 Intangible Property. Seller’s entire right, title and interest in and to all governmental licenses, permits, certificates, plans and specification, approvals, prepaid fees, transferable development rights and other entitlements and intangible rights relating to the Land, Appurtenances and Improvements (collectively, the “Intangible Property”); provided, however, notwithstanding anything to the contrary in this Agreement, the sale and conveyance to Buyer shall not include, and Seller shall retain, all rights, title and interest in and to the Intangible Property to the extent the same relate to property of any kind other than the Land, Appurtenances and Improvements (including without limitation, any neighboring or adjacent real property owned by Seller and any personal property and intangible property relating thereto).

All of the items described in Sections 1.1, 1.2, 1.3 and 1.4 which are to be sold and conveyed to Buyer pursuant to this Article I are hereinafter collectively referred to as the “Property.” Subject to the terms and provisions of this Agreement, upon the Close of Escrow (defined in Section 7.2), the Land, Appurtenances and Improvements shall be conveyed to Buyer pursuant to a grant deed in a form which is to be prepared by Seller’s counsel (or at Seller’s request, by the Title Company, as defined in Section 4.1), approved by Seller and also approved by Buyer as part of Buyer’s Inspections in the manner and within the time specified in Section 3.6 (the “Deed”). The Deed shall be sufficient to convey title to Buyer upon the Close of Escrow. In addition, as of the Close of Escrow, Seller shall assign and transfer to Buyer the Intangible Property as described in Section 1.4, pursuant to a separate assignment and assumption agreement in a form which is to be prepared by Seller’s counsel, approved by Seller and also approved by Buyer as part of Buyer’s Inspections in the manner and within the time specified in Section 3.6 (the “Assignment & Assumption Agreement”).

ARTICLE II PURCHASE PRICE

     2.1 Purchase Price. The purchase price of the Property (the “Purchase Price”) shall be Thirty Dollars ($30.00) per square foot of the Land, as determined by the Survey [an estimated One Million Seven Hundred Ten Thousand Dollars ($1,710,000)].

2.2	Payment of Purchase Price. The Purchase Price shall be paid as follows: (a) Within one (1) business day after the Opening of Escrow (defined in

Section 7.1), Buyer shall deposit directly into an escrow (the “Escrow”) opened with Ticor Title Company of California, located at 10000 Stockdale Highway, Suite 101, Bakersfield, California 93311, Attention: Ms. Kellie Williams, Escrow Officer (the “Escrow Holder”), the sum of Fifty Thousand Dollars ($50,000.00) in immediately available funds of the United States (the “Deposit”). When received by the Escrow Holder, the Deposit shall be placed in one or more interest bearing FDIC insured accounts. All further references to “Deposit” shall include all accrued interest thereon.

     (b) The Deposit shall be non-refundable to Buyer except if Buyer terminates this Agreement within the time, in the manner and otherwise in compliance with Sections 3.6, 4.2, 4.4, 4.6, 8.3, 10.1 or 11.1.

     (c) Upon the Close of Escrow, the amount of the Deposit shall be credited toward the Purchase Price. At least three (3) days prior to the Scheduled Closing Date, as defined below in Section 7.2, Buyer shall deposit with Escrow Holder the balance of the Purchase Price in immediately available funds of the United States, such that Escrow Holder shall be able to disburse the cash proceeds accruing to Seller on the Close of Escrow.

     (d) The Purchase Price does not include any on or off-site expenses for the Property. Buyer agrees to pay its pro rata share of said expenses relative to the expenses of the overall development of the Property and the Retail Center, as defined in Section 3.4.1. Seller’s obligations to sell the Property to Buyer and Buyer’s obligation to purchase the Property from Seller are conditioned upon the parties execution of a “Development Agreement” which specifies each party’s responsibilities, including but not limited to the financial obligations, with respect to the construction of the required on-site and off-site improvements in connection with development of the Property and the Retail Center. Seller shall deliver a draft Development Agreement to Buyer within twenty (20) days after the Opening of Escrow. The draft

Development Agreement proposed by Seller shall be included among the Documents that are subject to Buyer’s review and approval in connection with Buyer’s Inspections pursuant to Section 3.4 and Section 3.6. The parties anticipate that the Development Agreement will, at a minimum, do each of the following: (i) require Seller to deliver a rough graded pad, with stubbed utilities (including water, sewer, gas, electric and phones), stubbed to the site or within a reasonable proximity to the site; (ii) require Buyer to cooperate with Seller in connection with grading at the Retail Center property and comply with Seller’s grading plan; (iii) require Buyer to obtain, prior to commencing any construction work, Seller’s approval of the floor plan, site plan and elevations for the building to be constructed by Buyer on the Property; (iv) require Buyer to comply with Seller’s landscape design with respect to the Retail Center; (v) require Buyer to commence construction of its building within twelve (12) months following the Closing, with a right of repurchase exercisable by Seller (at the same price paid by Buyer to Seller for the Property, and on such other terms as specified in the Development Agreement) if Buyer fails to commence construction within said 12-month period; and (vi) require Buyer to pay the full cost of all site improvements installed by Seller under the Development Agreement (to the extent said improvements are for Buyer’s benefit only, as opposed to the common benefit of the Retail Center – whether installed on the Property or elsewhere within the Retail Center property) and Buyer’s pro rata share of all other on and off site expenses installed under the Development Agreement (which pro rata share is to be calculated based on the gross square footage of the Land included within the Property relative to the gross square footage of all the land within the Retail Center).

2.3 LIQUIDATED DAMAGES AS TO THE DEPOSIT. IN THE EVENT THE

SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, AND SELLER HAS PERFORMED ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT (OTHER THAN ANY OBLIGATIONS THE PERFORMANCE OF WHICH IS NOT YET DUE OR WHICH MAY HAVE BEEN WAIVED OR EXCUSED BY BUYER), BUYER AND SELLER HEREBY AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY SHALL BE RELEASED FROM ITS OBLIGATIONS UNDER THE AGREEMENT, AND BUYER AGREES THAT SELLER IS ENTITLED TO, AND ESCROW HOLDER SHALL UPON NOTICE FROM SELLER DELIVER TO SELLER, THE DEPOSIT AS LIQUIDATED DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 2.3 (SOMETIMES REFERRED TO HEREIN AS THE “LIQUIDATED DAMAGES PROVISION”) SHALL NOT LIMIT SELLER’S RIGHT TO (i) RECEIVE REIMBURSEMENT FOR OR RECOVER DAMAGES IN CONNECTION WITH BUYER’S INDEMNITY OF SELLER AND/OR BREACH OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 3.2, 3.4.2, 3.4.3, 12.2, and 12.16; (ii) RECOVER LITIGATION COSTS PURSUANT TO SECTION 12.9; (iii) OBTAIN INJUNCTIVE RELIEF DUE TO BUYER’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 3.2, 3.4.2, 3.4.3, AND 12.16, AND/OR (iv) PURSUE ANY AND ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT THAT FOLLOWING ANY TERMINATION OF THIS AGREEMENT, BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER ASSERT ANY CLAIMS OR RIGHT TO THE PROPERTY THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR

PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BY SIGNING THIS AGREEMENT AND BY INITIALING BELOW, BUYER ACKNOWLEDGES AND AGREES THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS LIQUIDATED DAMAGES PROVISION PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS HAD ADEQUATE OPPORTUNITY TO CONSULT WITH ITS OWN COUNSEL WITH RESPECT THERETO, AND HEREBY WAIVES, AND RELEASES THE ESCROW HOLDER FROM, ANY AND ALL CLAIMS AND LIABILITIES OF ANY KIND OR NATURE (WHETHER IN TORT OR IN CONTRACT) ARISING FROM OR RELATING TO THE ESCROW HOLDER’S RELEASE OF THE DEPOSIT TO SELLER.

BUYER'S INITIALS

SELLER'S INITIALS .

ARTICLE III

CONDITION OF PROPERTY: BUYER’S INSPECTION;

     3.1 “AS IS” Sale. Buyer hereby acknowledges and agrees that, as of the Close of Escrow, it shall have been afforded the opportunity to make such investigations and inspections of the Property, Seller’s records with respect to the Property and matters related thereto as Buyer and its representatives reasonably desire, and has entered into this Agreement on the basis of its own investigation, prior to the Close of Escrow, of the applicable restrictions, covenants, easements, conditions, zoning laws, building codes, environmental matters and other land use regulations affecting the Property, including, but not limited to, subsurface conditions and the Draft Development Documents (as defined in subsection 3.4.1). Buyer further specifically acknowledges and agrees that, except as set forth in Section 8.2, (i) Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Property (or any related matters), (ii) the Property is sold to Buyer in an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” condition as of the Closing Date, and (iii) Buyer assumes the risk that adverse legal and/or physical conditions may not have been revealed by its investigation, including but not limited to, any latent defects that may exist on the Property. Except as set forth in Section 8.2, Seller makes no representations or warranties whatsoever, including, but not limited to, any representations or warranties with respect to the use, condition [including, without limitation, subsurface conditions or conditions related to Hazardous Substances (as defined below)], occupation or management of the Property, compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, occupancy, zoning, land use, subdivision, planning, building, fire, safety, health or environmental matters, compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements, or other statutes, laws, codes, ordinances, regulations or requirements. For purposes of this Agreement, "Hazardous Substances" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 6901 et seq.), as amended ("CERCLA"), or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended ("RCRA"), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic, any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves, or any substance which is otherwise hazardous to persons or property.

     3.2 Inspection. During the Inspection Period, Buyer and its representatives (including architects, engineers and contractors) shall have the right to enter upon and inspect the Property as Buyer may reasonably require, including without limitation soil tests and other geological tests (collectively, “Buyer’s Inspections”), all without prior notice to or consent from Seller; provided, however, all such Buyer’s Inspections shall be performed at Buyer’s sole cost and expense. Buyer hereby agrees to keep the Property, and all neighboring property, free from, and to indemnify, defend, protect and hold Seller, the Property and all such adjacent property harmless from and against, any and all liens, claims, liability, costs, expenses, damages or fees (including but not limited to attorneys’ fees and costs) incurred as a result of or arising in connection with Buyer’s Inspections, and to promptly repair any damage to the Property and any neighboring property that results from or arises in connection with Buyer’s Inspections. Buyer shall maintain those areas upon which Buyer’s Inspections are performed in a safe condition at all times with respect to work performed thereon by or on behalf of Buyer during the term of this Agreement. Buyer shall at all times during the term of this Agreement keep the Property and all neighboring property free from accumulation of waste materials or rubbish caused by Buyer’s Inspections, and Buyer shall take reasonable precautions so as not to cause any damage or harm to the Property or any neighboring property (including any Improvements located thereon). All of Buyer’s obligations as specified hereinabove shall survive the Close of Escrow and any termination of the Agreement. Prior to any entry on the Property, Buyer shall at its sole cost obtain (or cause to be obtained) a policy of liability insurance with a combined single limit in an amount not less than One Million and No/100ths Dollars ($1,000,000.00) covering Buyer’s obligations under this Section 3.2 (with Seller named as additional insured on said policy) and shall furnish to Seller a certificate of insurance confirming such coverage.

3.3	Intentionally Omitted.

3.4	Buyer’s Document Review.

3.4.1 Seller’s Delivery of Documents to Buyer. No later than five (5) days after the Opening of Escrow (as defined in Section 7.1) Seller shall deliver to Buyer copies of (a) all existing engineering reports, drainage plans, utility plans, grading plans, street improvement plans, soil studies, surveys, environmental and geological assessment reports, and other reports related to the physical condition of the Property and current entitlements relating to the Property which are not otherwise privileged, are in Seller’s possession or readily available to Seller and which Seller is not otherwise prohibited by contract or otherwise from disclosing to Buyer (collectively, “Existing Reports”), (b) any notices and other correspondence and documents received from governmental agencies with respect to the Property, including documentation regarding entitlements, ingress-egress, and future right of way dedications (collectively, “Government Notices”), (c) a copy of an estimated Common Area Expense Budget for the 2007 calendar year and an estimate of what Buyer’s pro rata share of such expenses would be under the Draft Development Documents assuming the Close of Escrow occurs on February 1, 2007, (d) draft site plans and elevations for the retail center which Seller anticipates will encompass the Property and certain neighboring property owned by Seller (the “Retail Center”), (e) the then current versions of the draft Site Plan, draft Declaration of

Covenants, Conditions, Restrictions and Reciprocal Easements pertaining to the Property, and any other agreements, covenants, conditions, restrictions, easements or encumbrances which Seller then intends to record against the Property and/or the remainder of the Retail Center at some point prior to the Close of Escrow. When available, Seller shall provide Buyer with a detailed set of plans for the Retail Center, which shall include the final approved site plan, elevations and landscape plans (collectively, the “Detailed Plans for Retail Center”). The items referenced in clause (c) through and including clause (e) herein above, along with the Detailed Plans for Retail Center and any proposed change to such items (as defined in Section 3.4.1.1) and any notices or other documents relating to any such proposed change, are collectively referred to herein as the “Draft Development Documents”]. (The Existing Reports, Government Notices, and Draft Development Documents, together with the Survey, and the Deed and Assignment & Assumption Agreement approved by Seller prior to the Approval Date as provided elsewhere in this Agreement, are sometimes collectively referred to herein as the “Seller Materials” or the “Documents”). Notwithstanding anything in this Section 3.4 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, "Excluded Documents" shall mean any documents involving either Seller's financing or refinancing of the Property and/or other property, any purchase and escrow agreements and correspondence pertaining to Seller's acquisition of the Property and/or any other property, any documents pertaining to the potential acquisition of the Property and/or other property by any past or prospective purchasers, any third party purchase inquiries and correspondence, appraisals of the Property and/or other property, internal budgets or financial projections, and any other internal documents.

     3.4.1.1 Changes to Draft Development Documents. Seller shall retain the right to make any modifications, amendments or other changes to the Draft Development Documents and/or to deliver additional Draft Development Documents and make any modifications, amendments or other changes thereto, which Seller, in its sole and absolute discretion, may deem necessary or appropriate, subject only to the remainder of this subsection 3.4.1.1. Seller shall provide Buyer with written notice of any modification, amendment or other change to the Draft Development Documents, any additional Draft Development Documents and any modification, amendment other change thereto (collectively, “proposed change”) which Seller approves before expiration of the Inspection Period, and Buyer shall approve or disapprove the Draft Development Documents (including any proposed change) in connection with Buyer’s Inspections and within the time and in the manner set forth in Section 3.6. If Buyer approves the Buyer’s Inspections within the time and in the manner described in Section 3.6, and Seller subsequently desires to make any proposed change to the Draft Development Documents before the Closing, which proposed change would alter the size, shape or configuration of the Property or withdraw any land therefrom in a way that materially and adversely affects access or traffic flow (including foot and vehicular traffic) to or from the Property or materially and adversely affects the visibility of any building to be constructed on the Property consistent with the prior Draft Development Documents approved by Buyer, then Seller shall notify Buyer in writing of such proposed change and Buyer shall, within ten (10) days of delivery of such notice or prior to the Closing (whichever is sooner), in turn notify Seller in writing that Buyer approves the proposed change or that Buyer disapproves same. Buyer’s failure to notify Seller, within the time and in the manner set forth above, that Buyer disapproves the proposed change shall constitute Buyer’s approval of the proposed change. If Buyer disapproves the proposed change within the time and in the manner set forth above, then this Agreement shall thereupon be terminated; Buyer shall no longer be entitled to purchase the Property; Escrow Holder shall deliver the Deposit to Buyer; the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or the Title Company; and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16.

     3.4.2 Proprietary Information. Buyer acknowledges and agrees that the Documents are proprietary and confidential in nature and have been or will be made available to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer covenants that it shall not disclose the Documents or any of the provisions, terms or conditions thereof, nor shall Buyer disclose any of Buyer's Information, to any party outside of Buyer's organization except (i) to Buyer's attorneys, accountants, brokers, agents, investors, lenders, and prospective lenders (collectively, the "Permitted Outside Parties"), or (ii) as may be required by law. Buyer further covenants to notify all Permitted Outside Parties that the Documents and Buyer's Information are to be kept confidential and not disclosed to third parties, except for the Permitted Outside Parties. Buyer hereby covenants to indemnify, defend, protect and hold Seller, the Property and all neighboring property owned by Seller harmless from and against, any and all liens, claims, liability, costs, expenses, damages or fees (including but not limited to attorneys’ fees and costs) incurred as a result of or arising in connection with any disclosure of the Documents or Buyer’s Information by Buyer or any of the Permitted Outside Parties to anyone other than the Permitted Outside Parties; provided, however, that Buyer’s covenants in this subsection 3.4.2 shall not apply to any Documents or Buyer’s Information which is or becomes generally available to the public (other than as a result of a disclosure by Buyer or one of the Permitted Outside Parties to someone who is not one of the Permitted Outside Parties) or which is or becomes known to or obtained by the Buyer other than in the course of Buyer’s Inspections or any discussions, negotiations or other communications between the parties (including between or among their respective employees, agents, attorneys and other affiliates). In permitting Buyer and the Permitted Outside Parties to review the Documents to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either expressed or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer.

     3.4.3 Return of Documents. Buyer shall return to Seller all of the Documents, all notices from Seller pertaining to any proposed change to the Draft Development Documents, and any and all copies of the foregoing made by or in the possession of Buyer, people within Buyer’s organization and the Permitted Outside Parties, together with all of Buyer's Information not previously delivered to Seller, (collectively, “Delivery Items”), within five (5) days following termination of this Agreement or the Escrow for any reason.

     3.4.4 No Representation or Warranty By Seller. Buyer acknowledges that many of the Documents were prepared by third parties other than Seller, and in several instances, were or may have been prepared prior to Seller's ownership of the Property. Buyer further acknowledges and agrees that, (i) neither Seller nor any of its members, managers, partners, agents, attorneys, employees, representatives, affiliates or contractors has made any warranty or representation regarding the truth, accuracy or completeness of the Documents or the source(s) thereof, and Buyer has not relied on the truth or completeness of the Documents, except as expressly stated in Section 8.2(f), and (ii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents or making the Documents available to Buyer solely as an accommodation to Buyer. As used in this Agreement, the “affiliates” of a party or a referenced third-party hereto shall be deemed to include, without limitation, any officers, directors, members, partners, managers, employees, servants, agents, attorneys, representatives, contractors, parent entities, subsidiaries, predecessors, successors and assigns of such party or referenced third-party and any person or entity that controls, is controlled by or is under common control with such party or referenced third-party.

     3.5 Release. Buyer shall rely solely upon Buyer’s own inspection of the Property and the Documents in determining the Property’s physical condition, except as otherwise expressly provided in this Agreement. Buyer waives Buyer’s right to recover from Seller and each of the members, managers, partners, agents, attorneys, employees, representatives, and affiliates of the Seller (each, a “Released Party”), any and all damages, losses, liabilities, costs or expenses whatsoever, and claims therefor, whether direct or indirect, known or unknown, or foreseen or unforeseen, which may arise from or be related to (i) the physical condition of the Property; (ii) the Property’s compliance, or lack of compliance with any federal, state or local laws or regulations applicable thereto, and all regulations, rulings, and orders promulgated or adopted pursuant thereto, CERCLA, RCRA, the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601-2629), the California Hazardous Substances Act (Health & Safety Code Sections 25100-25600), the California Porter-Cologne Water Quality Control Act (Water Code Sections 13000 et seq.), and all regulations, rulings, and orders promulgated or adopted pursuant thereto (collectively, “Environmental Laws”), excepting in all cases those losses, liabilities, damages, costs or expenses, and claims therefore, arising from or attributable to a material fact known to Seller and not disclosed to Buyer (nor to Buyer’s affiliates) or any breach of an express representation or warranty set forth in Section 8.2 (subject to the limitations specified in Sections 8.3, 11.1, 11.2 or elsewhere in the Agreement). Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

     In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and each other Released Party from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.

     Seller and Buyer have each initialed this Section 3.5 to further indicate their awareness and acceptance of each and every provision hereof.

BUYER'S INITIALS

SELLER'S INITIALS .

     3.6 Buyer’s Approval of Inspections. As used in this Agreement, “Approval Date” means January 15, 2007. “Contingency Period” or “Inspection Period” mean the time-period between the Effective Date and the Approval Date. Buyer shall have until the Approval Date to disapprove the Buyer’s Inspections and/or any of the Documents. Buyer’s disapproval of the Buyer’s Inspections and the Documents (“Inspection Disapproval Notice”) shall be effective only if in writing delivered to Seller and the Escrow Holder in compliance herewith. If Buyer should disapprove the Buyer’s Inspections or the Documents, for any reason or no reason whatsoever, by no later than the 5:00 P.M. (PST) on the Approval Date, then this Agreement shall thereupon be terminated; Buyer shall no longer be entitled to purchase the Property; Escrow Holder shall deliver the Deposit to Buyer; the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or the Title Company; and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16. If Buyer does not disapprove the Buyer’s Inspections or the Documents, by no later than the Approval Date, then Buyer shall be deemed to have approved (for all purposes under this Agreement) the Buyer’s Inspections and the Documents; provided, however, that Buyer’s approval of the Draft Development Documents under this Section 3.6 prior to the Approval Date shall be subject to Buyer’s rights under subsection 3.4.1.1 with respect to its disapproval of any subsequent proposed change to the Draft Development Documents.

     3.7 Post-Approval Inspections of Property. If Buyer is deemed to have approved the Buyer’s Inspections and the Documents under Section 3.6 above, then during the period between the Approval Date and the Closing (“Post-Approval Inspection Period”), Buyer and its representatives (including architects, engineers and contractors) shall continue to have the right to enter upon and conduct Inspections of the Property as Buyer may reasonably require; provided, however, (i) all such Buyer’s Inspections shall be performed at Buyer’s sole cost and expense, (ii) Buyer shall at all times during the Post-Approval Inspection Period maintain the policy of liability insurance required under Section 3.2, covering Buyer’s obligations under this Section 3.7, and before any entry on the Property during the Post-Approval Inspection Period Buyer shall furnish to Seller a certificate of insurance confirming such coverage, (iii) Buyer’s physical Inspections of the Property during the Post-Approval Inspection Period shall be conducted during normal business hours at a time mutually acceptable to Buyer and Seller, (iv) Buyer and Buyer’s agents shall perform Inspections only while accompanied by one or more representatives of Seller unless otherwise agreed by the parties hereto, and (v) in no event shall Buyer make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samples and the like) during the Post-Approval Inspection Period without Seller’s prior express written consent. It is expressly agreed that nothing in this Section shall give Buyer any right to disapprove the Property based upon Inspections conducted hereunder, nor otherwise give Buyer any right to terminate this Agreement or the Escrow at anytime after the Approval Date. Buyer hereby agrees to keep the Property, and all neighboring property, free from, and to indemnify, defend, protect and hold Seller, the Property and all such adjacent property harmless from and against, any and all liens, claims, liability, costs, expenses, damages or fees (including but not limited to attorneys’ fees and costs) incurred as a result of or arising in connection with Buyer’s Inspections during the Post-Approval Inspection Period, and to promptly repair any damage to the Property and any neighboring property that results from or arises in connection with Buyer’s Inspections. Buyer shall maintain those areas upon which Buyer’s Inspections under this section are performed in a safe condition at all times with respect to work performed thereon by or on behalf of Buyer during the term of this Agreement. Buyer shall at all times during the term of this Agreement keep the Property and all neighboring property free from accumulation of waste materials or rubbish caused by Buyer’s Inspections under this section, and Buyer shall take reasonable precautions so as not to cause any damage or harm to the Property or any neighboring property (including any Improvements located thereon) during the Post-Approval Inspection Period. All of Buyer’s obligations as specified hereinabove shall survive the Close of Escrow and any termination of the Agreement.

ARTICLE IV

TITLE; BUYER’S REGULATORY APPROVAL; DEVELOPMENT AGREEMENT

     4.1 Title to the Property. Seller’s conveyance of title to the Property shall be subject to the title matters disclosed as exceptions (“Permitted Exceptions”) in a preliminary title report (the “Title Report”) issued by Ticor Title Company of California, located at 10000 Stockdale Highway, Suite 101, Bakersfield, California 93311 (“Title Company”). The term “Permitted Exceptions” as used herein shall mean: (i) liens for real property taxes shown as exceptions in the Title Report, provided that such taxes are not delinquent; (ii) the standard exceptions to coverage under Title Insurer’s current CLTA-Owners Standard Coverage Policy of Title Insurance (or, if Buyer elects, Title Insurer’s current ALTA-Owners Extended Coverage Policy of Title Insurance) (in either case, the “Title Policy”); (iii) exceptions relating to any of the Draft Development Documents that are approved or deemed approved by Buyer, and any proposed changes to Draft Development Documents which do not require Buyer’s approval, under subsections 3.4.1 and 3.4.1.1; and (iv) any other exception disclosed in the Title Report which Buyer does not disapprove in writing, or which is waived or deemed waived, pursuant to Section

4.2	or Section 4.3.

4.2 Title Approval Procedure. Within ten (10) days after the Opening of Escrow,

Escrow Holder shall provide Buyer and Seller with a copy of the Title Report and legible copies of all underlying documents referenced in the type-written exceptions thereto which are available to the Title Company. On or before thirty (30) days following receipt by Buyer of said Title Report and underlying documents, Buyer shall give Seller written notice (a “Title Report Disapproval Notice”) of any matters disclosed by the Title Report which Buyer disapproves (“Disapproved Exceptions”). Buyer’s failure to disapprove any title exception shall be deemed Buyer’s approval thereof. Seller, shall have the right, but not the obligation, to notify Buyer in writing (“Seller’s Notice”) within five (5) business days after Seller’s receipt of Buyer’s Title Report Disapproval Notice, that Seller shall agree to remove or cure such disapproved items, and/or, subject to Buyer’s approval (which approval shall not be unreasonably withheld), to obtain a bond or title commitment or endorsement insuring that such item will be removed or cured, prior to or at the Closing. If Seller does not, by the expiration of such five (5) business day period, deliver the Seller’s Notice or does not agree in the Seller’s Notice to remove or cure such disapproved items, or to obtain a bond or title commitment or endorsement insuring that such item will be removed, at or prior to the Close of Escrow, then Buyer shall have the right to either (i) waive such exceptions to title, and proceed to take title to the Property subject to such exceptions, without any deduction or offset in the Purchase Price, and without any cause of action against Seller, or (ii) terminate this Agreement and the Escrow, by giving written notice of such termination to Seller and to Title Company at anytime prior to expiration of the Inspection Period. Buyer’s failure to provide Seller and Title Company with such written notice of termination on or before the expiration of the Inspection Period shall constitute Buyer’s election under clause (i), above. In the event this Agreement is terminated under clause (ii) above, then Buyer shall no longer be entitled to purchase the Property; Escrow Holder shall deliver the Deposit to Buyer; the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or the Title Company; and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16.

     4.3 Subsequent Title Exceptions. Seller agrees that, provided Buyer approves (or is deemed to have approved) Buyer’s Inspections and the condition of title prior to expiration of the Inspection Period as provided above, Seller will not thereafter voluntarily record or permit to be recorded prior to the Close of Escrow any new exceptions to the condition of title to the Property, other than the Permitted Exceptions. The Buyer may, in its sole discretion and at its own cost, obtain one or more updated title reports from the Title Company after expiration of the Inspection Period, in which event Title Company shall concurrently transmit copies of any such updated title report to both Buyer and Seller. If Buyer believes that any such updated title report identifies any new exception to the condition of title to the Property, other than the Permitted Exceptions, Buyer shall so notify Seller and Escrow Holder in writing within five (5) business days after Buyer first receives an updated title report from the Title Company identifying said new exception (“New Exception”). If Seller has voluntarily recorded or permitted to be recorded a New Exception in violation of its obligations under this Section 4.3 and Section 3.4.1.1, then Seller shall remove or cure such New Exception, and/or, subject to Buyer’s approval (which approval shall not be unreasonably withheld), obtain a bond or title commitment or endorsement insuring that such item will he removed or cured, prior to or at the Closing, at no cost to Buyer. If Seller has not voluntarily recorded or permitted to be recorded said New Exception in violation of its obligations under this Section 4.3, then Buyer shall have the right to either (i) waive such New Exception to title, and proceed to take title to the Property subject to such New Exception, without any deduction or offset in the Purchase Price, and without any cause of action against Seller, or (ii) terminate this Agreement and the Escrow, by giving written notice of such termination to Seller and to Title Company within ten (10) business days after Buyer first receives an updated title report from the Title Company identifying said New Exception. Buyer’s failure to provide Seller and Title Company with such written notice of termination on or before the above-specified ten (10) business day period shall constitute Buyer’s election under clause (i) above. In the event this Agreement is terminated under clause (ii) above, then Buyer shall no longer be entitled to purchase the Property; Escrow Holder shall deliver the Deposit to Buyer; the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or the Title Company; and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16. It is expressly acknowledged that nothing in this Section 4.3 or in any other provision of this Agreement shall prevent Seller from executing, recording or causing to be recorded, any Draft Development Documents, including any proposed change thereto, which are approved or deemed app roved by Buyer, or for which Buyer’s approval is not required, under Article III hereof.

     4.4 Entitlement. Prior to execution of this Agreement, Seller has been engaged in the entitlement and potential development of the Property and the overall Retail Center, and activities relating thereto (collectively, “Seller’s Development Activities”). The parties anticipate that, from and after the date of this Agreement, Seller will continue to pursue Seller’s Development Activities, with no approval or consent required from the Buyer in connection with said activities (except as expressly provided in this Agreement), and that said Development Activities will include Seller’s efforts to create the Land as a separate legal parcel (in particular, through a lot line adjustment). All of Seller’s Development Activities shall be at Seller’s own cost and expense. The parties expressly agree that Buyer’s obligation to purchase, and Seller’s obligation to sell, the Property is contingent upon Seller’s obtaining such approvals from the City of Bakersfield (including without limitation approval of Draft Development Documents) and causing recordation of such instruments as necessary to make the Land a separate legal parcel, the boundaries of which are to be substantially as depicted in Exhibit A (the “Lot Line Contingency”); provided that, as part of the Lot Line Contingency, Buyer shall approve the size and configuration of the resulting separate legal parcel (the “Parcel”) as being substantially as depicted in Exhibit A, which approval shall be in writing and shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Section 4.4 or any other provision of this Agreement to the contrary, Seller gives no assurance that it will be able to satisfy the Lot Line Contingency by any particular date, or at all; however, Seller agrees to use reasonable commercial efforts to satisfy the Lot Line Contingency by March 1, 2007.

     4.5 Cooperation With Respect to Development Approvals. From and after the expiration of the Inspection Period (provided Buyer approves or is deemed to have approved the Buyer’s Inspections and Documents pursuant to Section 3.6), and until the Close of Escrow or any earlier termination of this Agreement, (i) Buyer shall reasonably cooperate with Seller (at no cost to Buyer) in connection with Seller’s Development Activities, including but not limited to Seller’s efforts to satisfy the Lot Line Contingency, and (ii) Seller shall reasonably cooperate with Buyer (at no cost to Seller) in connection with Buyer’s efforts to obtain entitlements and governmental approvals in connection with its planned future development of the Property.

     4.6 Buyer’s Obtaining Regulatory Approval. Buyer shall have until the Approval Date to obtain any and all regulatory approvals that Buyer in its sole and absolute discretion deems necessary or otherwise appropriate for its operation of a community bank at or from the Property (“Buyer’s Regulatory Approval Contingency”). If Buyer’s Regulatory Approval Contingency is not satisfied, Buyer shall so notify Seller and Escrow Holder in writing by no later than 5:00 P.M. (PST) on the Approval Date, in which event this Agreement shall thereupon be terminated; Buyer shall no longer be entitled to purchase the Property; Escrow Holder shall deliver the Deposit to Buyer; the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or the Title Company; and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16. If Buyer does not deliver the notice as specified in the preceding sentence, then Buyer shall be deemed to have waived Buyer’s Regulatory Approval Contingency for all purposes under this Agreement.

ARTICLE V BUYER’S CONDITIONS TO CLOSING

     The following conditions are conditions precedent to Buyer’s obligation to purchase the Property:

     5.1 Approval of Inspections. Buyer shall have approved (or be deemed to have approved) the Buyer’s Inspections and the Documents in the manner and within the time period specified in Section 3.6.

5.2 Buyer’s Regulatory Approval Contingency. Buyer shall have satisfied (or be deemed to have waived) the Buyer’s Regulatory Approval Contingency as required under Section 4.6.

     5.3 Title Policy. The Title Company shall have committed to issue the Title Policy in the form set forth in Section 4.1, dated as of the Closing Date, with a stated liability not less than the Purchase Price.

5.4	Lot Line Contingency. Seller shall have satisfied the Lot Line Contingency.

5.6	Deposit of Seller’s Deliverables. Seller shall have fully executed and deposited into Escrow each of the Seller Deliverables as required under Section 7.5.

     5.7 Compliance by Seller. Seller shall have complied with each and every condition of this Agreement to be kept or complied with by Seller.

Each of the conditions specified in this Article V are solely for Buyer’s benefit and may be waived by Buyer (except to the extent same are encompassed within the conditions set forth in Article VI below, which are solely for Seller’s benefit and may only be waived by Seller).

ARTICLE VI SELLER’S CONDITIONS TO CLOSING

     The following conditions are conditions precedent to Seller’s obligation to sell the Property.

6.1	Deposit of Funds. Buyer shall have deposited the Deposit into Escrow.

6.2	Approval of Documents. Seller shall have approved, in writing, the form and substance of the Deed, the Assignment & Assumption Agreement and the Development Agreement prior to the Approval Date.

     6.3 Approval of Inspections. Buyer shall have approved (or be deemed to have approved) the Buyer’s Inspections and the Documents in the manner and within the time period specified in Section 3.6.

6.4	Lot Line Contingency. The Lot Line Contingency shall have been satisfied.

6.5	Deposit of Buyer’s Deliverables. Buyer shall have fully executed and deposited into Escrow the remainder of the Purchase Price and each of the Buyer Deliverables as required under Section 7.4.

     6.6 Compliance by Buyer. Buyer shall have complied with each and every condition of this Agreement to be kept or complied with by Buyer.

Each of the conditions specified in this Article VI are solely for Seller’s benefit and may be waived by Seller (except to the extent same are encompassed within the conditions set forth in Article V above, which are solely for Buyer’s benefit and may only be waived by Buyer).

ARTICLE VII ESCROW AND CLOSING

     7.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an Escrow for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement (“Opening of Escrow”). Upon the Opening of Escrow, Escrow Holder is authorized to act in accordance with the terms of this Agreement and Escrow Holder’s general provisions (as modified by the Escrow Holder at the parties’ request for the subject transaction), a copy of which is attached hereto and incorporated herein as Exhibit “B”. Such general provisions shall be deemed to be a part of this Agreement; provided, however, that if there is any conflict or inconsistency between such general provisions and this Agreement, this Agreement shall control.

     7.2 Closing Date. Subject to the provisions of Section 7.3, the Escrow shall close (the “Closing”) by no later than five (5) business days after the latter of satisfaction or waiver of the Lot Line Contingency and recordation of all Development Documents required by the City of Bakersfield in connection therewith, including without limitation any certificate of compliance, easements and declaration of covenants, conditions and restrictions (the “Scheduled Closing Date”), provided that all other conditions to the close of escrow set forth in this Agreement have been satisfied or waived by the party intended to be benefited thereby (the “Close of Escrow”). The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

7.3	Closing.

(a) The Closing may occur on such earlier date as Buyer and Seller may agree, provided, however, the Scheduled Closing Date may not be extended without the written approval of both Seller and Buyer. Except as otherwise provided in this Agreement, if either party has complied with the terms and conditions of this Agreement prior to the Scheduled Closing Date and the other party is not in a position to close on such date or has otherwise not performed obligations required of it under the terms of this Agreement when such performance is due, the non-performing party shall be in material breach of this Agreement and there shall be deemed to have occurred a default on the part of such party, and the party who has so fully complied may terminate this Agreement and, whether or not this Agreement is terminated, may exercise all remedies available to it as provided in Section 2.3 for Seller or Article XI for Buyer (subject to the limitations set forth elsewhere in this Agreement).

     (b) In the event the Closing does not occur on or before the earlier of the Scheduled Closing Date or May 30, 2007, Escrow Holder shall, unless it is notified in writing by both parties to the contrary within five (5) days after such date, return to the depositor thereof all items which may have been deposited with Escrow Holder hereunder, except that, if Seller is entitled to the Deposit under the Liquidated Damages Provision, the Deposit shall be delivered by Escrow Holder to Seller. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close (subject to the limitations set forth in this Agreement).

     7.4 Delivery by Buyer. Buyer shall deliver to Escrow Holder the Purchase Price in the manner and at the time set forth in Section 2.2. In addition, three (3) days prior to the Scheduled Closing Date, Buyer shall deposit with Escrow Holder each of the following (collectively, “Buyer Deliverables”):

     (a) Four (4) originals of the Assignment & Assumption Agreement, duly executed in counterpart by Buyer;

     (b) Four (4) originals of the Development Agreement, duly executed in counterpart by Buyer;

     (c) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder; and

     (d) Any other documents or instruments Buyer is required to provide hereunder which have not been previously delivered.

     7.5 Delivery by Seller. Two (2) business days prior to the Scheduled Closing Date, Seller shall deposit with Escrow Holder each of the following (collectively, “Seller Deliverables”):

     (a) The original Deed, duly executed and acknowledged by Seller, in recordable form, and ready for recordation on the Closing Date;

     (b) Four (4) originals of Transferor’s Affidavit of Non-Foreign Status, in the form of Exhibit “C” attached hereto (the “Non-Foreign Affidavit”);

     (c) Four (4) originals of the Assignment & Assumption Agreement, duly executed in counterpart by Seller;

     (d) Four (4) originals of the Development Agreement, duly executed in counterpart by Seller;

     (e) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder; and

     (f) Any other documents or instruments Seller is required to provide hereunder which have not previously been delivered.

     7.6 Other Instruments and Funds. Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof including, without limitation, payment of the costs and expenses set forth in Section 7.7. Without limiting the foregoing, Seller and Buyer shall complete, execute, and deliver to Escrow Holder any instrument, affidavit, form, statement or instruction as may be necessary or appropriate for Escrow Company to comply with applicable state or federal law which may require Escrow Company to withhold sums from the amounts deposited in escrow and pay over such sums to applicable state or federal agencies or departments.

     7.7 Costs and Expenses. Seller shall pay (a) one-half (1/2) of Escrow Holder’s fees in connection with the Escrow; (b) that portion of the premium for the Title Policy representing the cost of Title Company’s current CLTA-Owners Standard Policy of Title Insurance; (c) all expenses and charges incurred in connection with the discharge of delinquent taxes, if any, which may be required in order for the Title Company to issue the Title Policy in accordance with Section 4.1; and (d) all documentary transfer taxes and/or recording fees payable in connection with the transfer of the Property. Buyer shall pay one-half (1/2) of the Escrow Holder’s fee in connection with the Escrow, the additional cost of the Title Policy described in Section 4.1 beyond that portion of the premium to be paid by Seller under subsection (b) above, including without limitation the cost of any survey. Buyer and Seller shall each be responsible for their own legal fees incurred in connection with the negotiation and preparation of this Agreement. All other costs, if any, shall be apportioned in the customary manner for real property transactions in the County in which the Property is located.

7.8	Prorations.

(a) Items to be Prorated. All real estate and personal property taxes and assessments on the Property for the current year shall be prorated between Seller and Buyer as of 12:00 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period). In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date).

     (b) Calculation. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder prior to the Close of Escrow and approved by Buyer and Seller. In the event any prorations or apportionments made under this Section 7.8 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. The obligations of Seller and Buyer under this Section 7.8(b) shall survive the Close of Escrow for a period of one (1) year.

     7.9 Insurance. Buyer acknowledges that Seller may cause its policies of casualty and liability insurance with respect to the Property to be terminated as of the Closing Date, and Buyer shall be responsible for obtaining its own insurance as of the Closing Date and thereafter.

     7.10 Close of Escrow. Provided that (i) Escrow Holder has received the documents and funds described in Sections 7.4, 7.5, 7.6, 7.7, and 7.8, (ii) Escrow Holder has not received prior written notice from either party that an agreement of either party made hereunder has not been performed, or to the effect that any condition set forth herein has not been satisfied or waived, or either party has timely exercised its rights to terminate this Agreement as specified herein, (iii) Title Company has issued or is unconditionally and irrevocably prepared and committed to issue to Buyer the Title Policy subject only to recordation of the Deed, and (iv) Escrow Holder has received written confirmation from Buyer and Seller that all conditions to the Close of Escrow have been satisfied, Escrow Holder is authorized and instructed on the Closing Date to:

(a)	Cause all of the documents deposited with Escrow Holder to be dated as of the Closing Date if not already dated when deposited with Escrow Holder;

(b)	Cause Title Company to record the Deed with the County Recorder of the county in which the Property is located;

(c)	Immediately notify Seller and Buyer by telephone of the recordation of the Deed;

(d)	Deliver two (2) originals of the executed Non-Foreign Affidavit to both Buyer and Seller;

(e)	Deliver one (1) conformed copy of the recorded Deed to both Buyer and Seller;

(f)	Deliver two (2) originals of the executed Assignment & Assumption Agreement to both Buyer and Seller;

(g)	Deliver two (2) originals of the executed Development Agreement to both Buyer and Seller; and

(h)	Deliver the Purchase Price to Seller by wire transfer or otherwise in immediately available funds.

     Escrow Holder shall file, or cause to be filed, on a timely basis all returns or statements required to be filed under Section 6045 of the Internal Revenue Code of 1986, as amended, with respect to the contemplated transaction, if any.

     7.11 Notification: Closing Statements. If either Escrow Holder or Title Company cannot comply with the instructions herein and to be provided, Title Company is not authorized to cause the recording of the foregoing documents. Immediately after the Closing, Escrow Holder shall deliver to both Seller and Buyer at the address of each provided in Section 12.1 a true, correct and complete original of a Closing Statement for this transaction in form customarily prepared by Escrow Holder and previously approved by Seller and Buyer.

     7.12 Delivery of Documents. Escrow Holder shall, immediately following the Closing, deliver to Seller all instruments, statements and documents to be delivered to Seller at the address set forth in Section 12.1. Escrow Holder shall, immediately following the Closing, deliver to Buyer all instruments, statements and documents to be delivered to Buyer at the address set forth in Section 12.1.

ARTICLE VIII REPRESENTATIONS AND WARRANTIES

     8.1 Buyer’s Representations. Buyer represents and warrants to Seller that each of the following statements are true as of the Effective Date and shall be true as of the Closing:

     (a) Power and Authority. Buyer is duly organized, validly existing and in good standing under the laws of the State of California, has the full power and authority to enter into and comply with the terms of this Agreement, has obtained all internal approvals necessary to enter into this Agreement, and is not prevented from entering into this Agreement or consummating the transactions contemplated herein by any agreement to which Buyer is a party or by any court order.

     (b) Financial Resources. Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform all of its obligations hereunder.

     8.2 Seller’s Representations. Seller represents and warrants to Buyer that, except as may be disclosed in the Documents provided by Seller as specified in subsection 3.4.1, each of the following statements are true as of the Effective Date and shall be true as of the Closing:

     (a) Power and Authority. Seller is duly organized and validly existing under the laws of the State of California, has the full power and authority to enter into and comply with the terms of this Agreement, has obtained all internal approvals necessary to enter into this Agreement, and is not prevented from entering into this Agreement or consummating the transactions contemplated herein by any agreement to which Seller is a party or by any court order.

     (b) Eminent Domain Proceedings. Seller has no Actual Knowledge of any pending or threatened governmental proceedings in eminent domain with respect to any portion of the Property.

     (c) Other Legal Proceedings. Seller has no Actual Knowledge that there are any pending or threatened actions, suits, arbitrations, mediations, administrative proceedings, legal proceedings or other proceedings involving the Property or any portion thereof which might materially or adversely affect the transactions contemplated by this Agreement, other than such regular proceedings before the City of Bakersfield as may be necessary with respect to Seller’s Development Activities.

     (d) Notice Re Violations of Law. To Seller’s Actual Knowledge, Seller has not received written notice from any person, entity or governmental authority pertaining to the actual or alleged violation of any law or regulation related to the Property which would materially and adversely affect the transactions contemplated by this Agreement.

     (e) Environmental Matters. To Seller’s Actual Knowledge, Seller has not received any written notice stating that the Property is in violation of any local, state, or federal law, ordinance, regulation, or requirement relating to environmental conditions, hazardous materials or wastes, toxic material or wastes or other similar material or wastes, nor any written notice of any governmental inquiry with respect thereto, which would materially and adversely affect the transactions contemplated by this Agreement.

     (f) Seller Materials. Seller has no Actual Knowledge of any material error or misstatement in any of the Seller Materials, except if and to the extent the same is disclosed on the face of the Seller Materials provided to Buyer.

As used in this Section 8.2, “Actual Knowledge” means the current knowledge of David R. Wilson, without any duty of investigation and without imputation of knowledge of matters not so within the current conscious knowledge of such person.

     8.3 Duration of Representations and Warranties. Subject to the provisions of this Section 8.3, all representations and warranties set forth in this Article VIII shall terminate 1 year following the Close of Escrow.

     8.4 General Disclaimer. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 8.2, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF ITS MEMBERS, MANAGERS, PARTNERS, AGENTS, ATTORNEYS, EMPLOYEES, CONTRACTORS OR AFFILIATES HAS MADE AND IS NOT NOW MAKING, AND BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON (DIRECTLY OR INDIRECTLY), ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (i) MATTERS OF TITLE, (ii) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (iii) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (iv) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (v) DRAINAGE, (vi) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (vii) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (viii) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (ix) USAGES OF ADJOINING PROPERTY, (x) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (xi) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, (xii) ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (xiii) THE PRESENCE OF HAZARDOUS SUBSTANCES (AS DEFINED IN SECTION 3.1) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (xiv) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL LAWS (AS DEFINED IN SECTION 3.5), (xv) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (xvi) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY, (xvii) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (xviii) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (xix) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER AFFIRMING THAT BUYER HAS NOT RELIED ON THE SKILL OR JUDGMENT OF SELLER OR ANY OF ITS MEMBERS, MANAGERS, PARTNERS, AGENTS, ATTORNEYS, EMPLOYEES, REPRESENTATIVES, CONTRACTORS OR AFFILIATES TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE) OR (xx) TAX CONSEQUENCES (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT, USE OR PROVISIONS RELATING TO ANY TAX CREDITS). BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION OF ANY TYPE WHICH BUYER HAS RECEIVED OR MAY RECEIVE FROM SELLER OR ANY OF

ITS MEMBERS, MANAGERS, PARTNERS, AGENTS, ATTORNEYS, EMPLOYEES, REPRESENTATIVES, CONTRACTORS OR AFFILIATES, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL REPORTS AND SURVEYS, IS FURNISHED ON THE EXPRESS CONDITION THAT BUYER SHALL NOT RELY THEREON, BUT SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF SUCH INFORMATION, ALL SUCH INFORMATION BEING FURNISHED WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 8.2.

ARTICLE IX POSSESSION

Possession of the Property shall be delivered to Buyer on the Closing Date.

ARTICLE X CONDEMNATION AND INSURANCE

     10.1 Substantial Taking or Destruction. In the event that prior to the Closing Date, (a) a governmental entity shall commence any eminent domain proceeding to take a Substantial Portion (as defined below) of the Property or (b) there shall occur a casualty, damaging or destroying a Substantial Portion of the Property, then Seller shall promptly give written notice to Buyer of same, and Buyer, within five (5) days of receipt of written notice from Seller, shall elect to either (i) terminate the Agreement, in which case Buyer shall no longer be entitled to purchase the Property, Escrow Holder shall deliver to Buyer the entire portion of the Deposit then held by Escrow Holder, the parties shall each pay one-half (1/2) of any cancellation fee charged by Escrow Holder and/or Title Company, and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16, or (ii) proceed with the transaction, in which case the Purchase Price shall not be reduced and Buyer shall be entitled upon the Closing Date to receive a credit against the Purchase Price of an amount equal to the entire award paid to Seller for such taking prior to the Close of Escrow, if any, or the entire insurance proceeds received by Seller for such casualty, if any. With respect to any awards or insurance proceeds not paid to Seller prior to the Close of Escrow, if Buyer elects to proceed under clause (ii) above, Seller shall assign and transfer to Buyer all of Seller’s right, title and interest in and to any awards or insurance proceeds. Buyer and Seller hereby agree that if Seller assigns and transfers to Buyer all of Seller’s right, title and interest in and to any awards or insurance proceeds, Seller shall have no obligation to repair or restore the Property or any portion thereof or to obtain or seek to obtain any such awards or insurance proceeds. Buyer’s failure to notify Seller of its election within the five (5) day time-period specified above shall be deemed an election by Buyer to proceed under clause (ii) above.

     10.2 Non-Substantial Taking or Destruction. In the event that prior to the Closing Date, (i) a governmental entity shall commence any eminent domain proceeding to take less than a Substantial Portion of the Property, or (ii) a casualty loss shall occur with respect to less than a Substantial Portion of the Property, then Seller shall promptly give written notice to Buyer of same, and Buyer shall proceed with the transaction, in which case the Purchase Price shall not be reduced and Buyer shall be entitled upon the Closing Date to receive a credit against the Purchase Price of an amount equal to (a) the entire award or insurance proceeds paid to Seller for such taking or destruction prior to the Close of Escrow, if any, or (b) with respect to any awards or insurance proceeds not paid to Seller prior to the Close of Escrow, Seller shall assign and transfer to Buyer all of Seller’s right, title and interest in and to any awards or insurance proceeds, it being expressly agreed that in such event Seller shall have no obligation to repair or restore the Property or any portion thereof or to obtain or seek to obtain any such awards or insurance proceeds.

     10.3 Substantial Portion. As used herein, the term “Substantial Portion” with respect to condemnation of or casualty loss to the Property shall mean and refer to a condemnation or casualty loss of all or a portion of the Property resulting in a material and adverse affect upon the development of the Property for commercial purposes consistent with the Draft Development Documents.

ARTICLE XI BUYER’S REMEDIES

     11.1 Buyer's Remedies. In the event Seller fails to perform its obligations pursuant to this Agreement for any reason (other than a failure on the part of Buyer to satisfy any condition set forth in this Agreement or any failure by Buyer to otherwise perform hereunder), then Buyer shall elect, as its sole remedy, either to: (i) terminate this Agreement by giving Seller timely written notice of such election prior to or upon the Closing Date, provided that upon such termination, Buyer shall no longer be entitled to purchase the Property, Buyer shall be entitled to return of the entire portion of the Deposit then held by Escrow Holder, the parties shall each pay one-half (1/2) of any cancellation fee charged by the Escrow Holder and/or Title Company, and the parties shall be relieved of any further obligation to each other, except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16; or (ii) enforce specific performance of this Agreement (if and only to the extent permitted by applicable law), in which event there shall be no reduction of the Purchase Price. Notwithstanding the foregoing, if Seller fails to perform any of its obligations pursuant to this Agreement prior to the end of the Inspection Period and said obligations were required to be performed within said period of time (such that said failure to perform may constitute a material breach or default of this Agreement on the part of Seller), Buyer shall be deemed to have waived such breach or default by Seller if Buyer has elected to approve Buyer’s Inspections pursuant to Section 3.6. Furthermore, Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) hereinabove if Buyer fails to deliver to Seller written notice of its intent to commence action to assert a claim for specific performance against Seller on or before sixty (60) days following the scheduled Closing Date, or having given such notice fails to commence such action asserting said claim within ninety (90) days following the scheduled Closing Date. Notwithstanding the foregoing to the contrary, no notice of termination given by Buyer hereunder shall be of any force or effect if Seller cures the default within five (5) business days after Seller's receipt of any such termination notice. If Buyer duly elects to terminate or is deemed to have elected to terminate this Agreement pursuant to clause (i) hereinabove, then Buyer shall and hereby agrees in such event to waive any and all right to file or record any lis pendens or any other lien or encumbrance against the Property or to seek specific performance or other equitable relief or to seek or recover from Seller any damages (including, without limitation, any actual direct, indirect, consequential, punitive or other damages). The foregoing remedies set forth in clauses (i) and (ii) hereinabove are Buyer's sole and exclusive remedies with respect to Seller's default, and Buyer waives any and all other remedies as may be available at law or in equity in connection with such Seller's default (subject, however, to Buyer's right to recover its reasonable attorneys' fees and court costs pursuant to Section 12.9). Any and all covenants and obligations of Seller contained in this Agreement (including, without limitation, any default by Seller of any such obligations and covenants) shall merge into the Deed and other Closing documents upon the Cl osing, and shall not survive the Closing, except to the extent otherwise expressly provided elsewhere in this Agreement.

     11.2 Limitation of Liability. IN NO EVENT SHALL DAVID WILSON, BRUCE MACLIN OR ANY OF THE DIRECT OR INDIRECT TRUSTEES, BENEFICIARIES, OFFICERS, DIRECTORS, EMPLOYEES, MANAGERS, AGENTS, PARTNERS, SHAREHOLDERS, OWNERS, REPRESENTATIVES, ATTORNEYS, OR AFFILIATES OF THE PARTIES, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF, HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. THE FOREGOING LIMITATION ON LIABILITY SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT AND SHALL NOT DIMINISH OR OTHERWISE AFFECT BUYER'S WAIVERS AND RELEASES IN ANY OTHER SECTION OR PROVISION OF THIS AGREEMENT.

ARTICLE XII MISCELLANEOUS

     12.1 Notices. Any notice or other communication required or permitted to be given under this Agreement, or by law, shall be in writing and either (i) personally delivered, (ii) sent by United States mail, registered or certified, or express mail, postage prepaid, return receipt requested, (iii) transmitted by telefacsimile and followed by a copy sent by United States mail, registered or certified, or express mail, postage prepaid, return receipt requested, or (iv) sent by any nationally recognized overnight courier service that provides receipted delivery service, receipt requested; and each such notice or communication shall be deemed to have been given upon the date of delivery (or the date of refusal to accept delivery, as the case may be) as indicated on the return receipt, at the addresses specified below:

If to Seller:

David R. Wilson Revocable Trust Dated January 26, 1994 c/o Haymond Watson Companies, Inc. P.O. Box 10718 Bakersfield, California 93389-10718 Attention: Scott Haymond Telephone: (661) 334-2773 Telecopier: (661) 334-2775

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With a copy to:

LeBeau-Thelen, LLP P.O. Box 12092

5001 E. Commercenter Drive, Suite 300 Bakersfield, California 93389-2092 Attention: Mark R. Bateman, Esq. Telephone: (661) 325-8962 Telecopier: (661) 325-1127

If to Buyer:

San Joaquin Bank 3800 Riverlakes Drive Bakersfield, California 93312

Attention: Bruce Maclin,
Chairman of the Board
Telephone: (661) 589-9040
Telecopier: (661) 589-6594

With a copy to:

Clifford & Brown, a Professional Corporation
Bank of America Building
1430 Truxtun Avenue, Suite 900
Bakersfield, California 93301-5230
Attention: Charles D. Melton, Esq.
Telephone: (661) 322-6023
Telecopier: (661) 322-3508

If to Escrow Holder or Title Company:

Ticor Title Company of California 10000 Stockdale Hwy, Suite 101 Bakersfield, California 93311 Attention: Ms. Kellie Williams, Escrow Officer

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

     12.2 Brokers and Finders. Seller shall pay to Olivieri Commercial Group (“Seller’s Broker”) a real estate commission at the Close of Escrow pursuant to a separate written agreement between Seller and Seller’s Broker, provided that Seller shall have no obligation to pay Seller’s Broker any commission or fee if, for any reason, this Agreement is terminated or the Close of Escrow does not occur. Except as stated above, each party hereto represents and warrants to the other that no real estate brokerage commission or fee is payable to any person or entity in connection with the transaction contemplated herein based upon any agreement, dealings or actions by the party making such representation. The parties hereto shall indemnify, defend, protect and hold each other harmless from and against any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys fees and costs) which either may sustain or incur by reason of a claim for brokerage fees or commissions (other than the above-referenced real estate commission payable to Seller’s Broker) if such claim is made by any person or entity claiming by, through or under the indemnifying party or is based upon any agreement, dealings or actions by the indemnifying party. The parties’ obligations under this Section 12.2 shall survive the Close of Escrow or any termination of this Agreement.

     12.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, beneficiaries, trustees, administrators and assigns, except that Buyer may assign its rights under this Agreement only with the prior written consent of Seller (not to be unreasonably withheld) and only upon the following additional conditions: (i) the Buyer must notify Seller of the proposed assignment and the identity of the proposed assignee, and provide Seller with a copy of the proposed written assignment and assumption agreement identified below, by no later ten (10) days before the Scheduled Closing Date; (ii) the assignee of Buyer must be an affiliate of Buyer or an entity which is directly owned or controlled by Buyer or by Buyer’s investors and any other person or entity; (iii) Buyer shall remain primarily liable for the performance of Buyer's obligations under this Agreement; and (iv) the assignee must expressly assume in writing all of Buyer's obligations under this Agreement pursuant to an assignment and assumption agreement executed by and between Buyer and such assignee (the form and substance of which shall be subject to prior approval by Seller), and Buyer shall deliver to Seller a copy of the fully executed written assignment and assumption agreement between Buyer and such assignee (in the form approved by Seller) at least five (5) days prior to the Scheduled Closing Date.

     12.4 Amendments. This Agreement may be amended or modified only by a written instrument executed both parties hereto.

     12.5 Continuation and Survival of Representations, Warranties and Indemnities. All representations and warranties by the respective parties contained herein are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of the Deed and the transfer of title for a period of one (1) year following the Close of Escrow, at which point all such representations and warranties shall expire. All indemnities by the respective parties contained herein are intended to and shall survive the execution and delivery of the Deed and the transfer of title.

     12.6 Interpretation. Words used in the singular number shall include the plural, and vice versa; the term “its” also includes “his” and “her”; and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Unless otherwise indicated, all references herein to sections, subsections, and clauses refer to sections, subsections and clauses, respectively, of this Agreement, and all references herein to exhibits refer to exhibits attached to this Agreement. Unless expressly specified herein, any reference to "days" shall mean calendar days. To the extent the last day for any act falls on a Saturday, Sunday or legal holiday, the last day for that act shall be extended to the next business day. The term “business day” includes the days of the calendar week from Monday through Friday, excluding legal holidays.

     12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12.8 Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the purchase and sale of the Property and supersede all prior and contemporaneous (whether oral or written) agreements, statements, representations and understandings between the parties hereto relating to the purchase and sale of the Property and the subject matters referenced herein.

     12.9 Recovery of Litigation Costs. In the event of any suit, action or other proceeding with respect to the subject matter, interpretation or enforcement of this Agreement whether at law or in equity, the prevailing party (as determined by the court, agency or other authority before which such suit, action or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred including, without limitation, reasonable attorneys’ fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right of indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, II United States Code Sections 101 et seq., or any successor statutes, subject to the limitation in Section 11.2

(collectively, “Litigation Costs”); provided Buyer’s recovery of such Litigation Costs shall not exceed Seller’s interest in the Property.

12.10	Time of the Essence. Time is of the essence of this Agreement.

12.11	No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver; provided, however, either party may in writing waive any provision of this Agreement, or excuse an act by the other party, which provision or act is solely for the benefit of the waiving party.

     12.12 Severability. The invalidity or unenforceability of any provisions herein which are not conditions to Closing and which do not materially affect the material benefits expected to be realized by the parties through the consummation of the transaction contemplated hereby shall not render any other provisions invalid or unenforceable.

     12.13 Construction. Seller and Buyer acknowledge that each party (and its separate legal counsel, as applicable) have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement (including the exhibits hereto) or any amendments thereto, and the same shall be construed neither for nor against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

12.14	Exhibits. All exhibits attached hereto are incorporated herein as if set forth in full.

12.15	Further Instruments. Buyer and Seller hereby agree to make such acts and to execute such other and further instruments as may reasonably be necessary both before and after the Closing Date to fully implement and confirm the transaction contemplated hereby.

     12.16 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto and any such recordation of this Agreement or memorandum hereto, by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect. Upon such termination, the Deposit shall be immediately delivered to Seller, whereupon the parties shall have no further duties or obligations one to the other except for Buyer’s and Seller’s obligations, if any, under Sections 3.2, 3.4.2, 3.4.3, 3.5, 12.2, 12.9 and 12.16.

     12.17 Buyer’s Joint and Several Responsibility. If more than one individual or entity is identified as the Buyer herein, each of the individuals and entities included within the term Buyer (as defined herein) is jointly and severally responsible for Buyer’s performance of its obligations under this Agreement, including all covenants, representations and warranties included herein.

     12.18 1031 Exchange. Buyer and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that: (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense (excluding attorneys' fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least ten (10) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the "Exchange Documents") required by the exchange, at its sole cost and expense; (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party's performance of the acts required hereby; and (vii) the Closing shall not be delayed as a result of a party’s election to structure the transaction as a tax deferred exchange in accordance with this Section 12.18.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“SELLER”:

DAVID R. WILSON REVOCABLE TRUST DATED JANUARY 26, 1994

___________________________ By: David R. Wilson, Trustee

“BUYER”:

SAN JOAQUIN BANK

_________________________________ By: Bruce Maclin, Chairman of the Board

     By its execution in the place set forth below, Escrow Holder does hereby acknowledge and agree to be bound by and perform all of the functions and obligations of Escrow Holder as specified in this Agreement.

“ESCROW HOLDER”:

TICOR TITLE COMPANY OF CALIFORNIA

___________________________
By: Kellie Williams, Escrow Officer